CONFIRMING STATEMENT



         This Statement confirms that the undersigned has authorized and designated Joseph F. Abely, Keith E. Farris and Thomas A. Wooters, or any of them, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission with regard to the undersigned's ownership of or transactions in securities of LoJack Corporation. The authority confirmed under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of or transactions in securities of LoJack Corporation, unless earlier revoked in writing. The undersigned acknowledges that the designee(s) is (are) not assuming, nor is LoJack Corporation assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         /s/ John H. MacKinnon
         John H. MacKinnon

Dated: December 27, 2004